                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 TRANSCEND SERVICES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                           TRANSCEND SERVICES, INC.
                     3353 Peachtree Road, N.E., Suite 1000
                            Atlanta, Georgia 30326

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on May 11, 1999


To the Stockholders:

  The annual meeting of stockholders (the "Annual Meeting") of Transcend Services, Inc. will be held on May 11, 1999 at the Swisshotel, 3391 Peachtree Road Atlanta, Georgia 30326 at 10:00 a.m. local time for the following purposes:

    1. To elect a Board of Directors consisting of six members to hold office until the next annual meeting of stockholders or until their successors are elected and qualified.

    2. To ratify the appointment of Arthur Andersen LLP as independent public accountants to audit the accounts of the Company and its subsidiary for the year ending December 31, 1999.

    3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

  Only stockholders of record at the close of business on April 5, 1999 shall be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

  A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and mail the enclosed proxy card promptly in the enclosed postage-paid envelope. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                         By order of the Board of Directors,

                         /s/ Doug Shamon
                         DOUG SHAMON
                         Secretary

Atlanta, Georgia
April 9, 1999


YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                           TRANSCEND SERVICES, INC.
                     3353 Peachtree Road, N.E., Suite 1000
                            Atlanta, Georgia 30326

                                PROXY STATEMENT

          For Annual Meeting Of Stockholders To Be Held May 11, 1999

                                    GENERAL

  This Proxy Statement and the accompanying form of Proxy are being furnished to the stockholders of Transcend Services, Inc. (the "Company" or "Transcend") on or about April 7, 1999 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 11, 1999 at the Swisshotel, 3391 Peachtree Road Atlanta, Georgia 30326 at 10:00 a.m. local time and any adjournment thereof. Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company; (ii) executing a proxy bearing a later date; or (iii) appearing at the
meeting and voting in person.   The address of the principal executive offices
of the Company is 3353 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30326 and the Company's telephone number is (404) 836-8000.

  Unless otherwise specified, all shares represented by effective proxies will be voted in favor of (i) election of the six nominees as Directors; (ii) the ratification of the selection of Arthur Andersen LLP to serve as the independent public accountants for the Company for fiscal 1999 and; iii) the transaction of such other business as may properly come before the Annual Meeting or any
postponement or adjournment thereof.   The Board of Directors does not know of
any other business to be brought before the meeting, but as to any such other business, proxies will be voted upon any such matters in accordance with the best judgement of the person or persons acting thereunder as to what is in the best interests of the Company.

  The cost of soliciting proxies will be borne by the Company. In addition to use of the mail, proxies may be solicited in person or by telephone or telegram by Directors and Officers of the Company who will not receive additional
compensation for such services.    Brokerage houses, nominees, custodians and
fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and the Company will reimburse such persons for their reasonable expenses in doing so.

  Holders of record of outstanding shares of both Common Stock of the Company and Series A Preferred Stock at the close of business on April 5, 1999 are entitled to notice of and to vote at the meeting. As of April 5, 1999, there were approximately 557 holders of record of Transcend Common Stock. Each stockholder of Common Stock is entitled to one vote for each share held on the record date. Each stockholder of Series A Preferred Stock shall be entitled to
7.4 votes per share on each preferred share held.   There were 22,055,792 shares
of Common Stock outstanding and entitled to vote on April 5, 1999 and 212,800 shares of Series A Preferred Stock outstanding and entitled to vote on April 5, 1999.

  When a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares having voting power present in person or by proxy shall decide the action proposed in each matter listed in the accompanying Notice of Annual Meeting of Stockholders except the election of Directors, who are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner, and does not have discretionary
power.   An abstention from voting by a stockholder on a proposal has the same effect as a vote against such proposal. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved, which also has the same effect as a vote against such proposal.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

  The following tables sets forth, as of April 5, 1999, certain information with respect to all stockholders known to Transcend to beneficially own more than five percent of the Company's Common Stock or Preferred Stock, and information with respect to Transcend Common Stock or Preferred Stock beneficially owned by each Director of Transcend, each nominee, the Executive Officers included in the Summary Compensation Table set forth under the caption "Executive Compensation" and all directors and executive officers of Transcend as a group. Except as otherwise indicated, the stockholders listed in the tables have sole voting and investment powers with respect to the Common Stock or Preferred Stock owned by them.

                                         Preferred Stock
                                    -------------------------
                                      Amount and
                                        Nature
  Name and Address                  Of Beneficial   Percent of
  Of Certain Beneficial Owners      Ownership/(1)/   Of Class
  ----------------------------      --------------   --------

  Richard L. Gunderson...................   20,000      9.40%
  101 East 5th Street, Suite 201
  St. Paul, Minnesota 55101

  Laumar Investors Limited Partnership...   40,000     18.80%
  3353 Peachtree Road, Suite 1000
  Atlanta, Georgia 30326

  MMI Companies, Inc.....................   60,000     28.20%
  540 Lake Cook Road
  Deerfield, Illinois 60015-5290

  Monmouth College.......................   20,000      9.40%
  700 East Broadway
  Monmouth, Illinois 61462

  Transylvania University................   20,000      9.40%
  300 N. Broadway
  Lexington, Kentucky 40508

/(1)/ The shares of Preferred Stock are convertible into shares of Common Stock at any time at the option of the holder. The percentages are based upon 212,800 shares of Preferred Stock outstanding as of April 5, 1999.

                                                             Common Stock                       Preferred Stock
                                                    ------------------------------       -----------------------------
                                                      Amount and                           Amount and
                                                        Nature                               Nature
  Name and Address                                   Of Beneficial       Percent of       Of Beneficial       Percent of
  Of Directors and Executive Officers               Ownership /(1)/       Of Class       Ownership/(14)/       Of Class
  -----------------------------------               ---------------       --------       ---------------       --------

  Gerdes Huff Investments........................... 3,500,001/(2)/         15.87%                    0              0%
  3353 Peachtree Road, N.E, Suite 1030
  Atlanta, Georgia 30326

  Donald L. Lucas...................................   671,744/(3)/          3.03%          10,000/(15)/          4.70%

  Larry G. Gerdes................................... 4,806,889/(4)/         21.49%                12,000          5.64%
  3353 Peachtree Road, N.E, Suite 1000
  Atlanta, Georgia 30326

  B. Frederick Becker...............................    25,457/(5)/             *%                /(16)/             0%

  George B. Caldwell................................   139,581/(6)/             *%           2,000/(17)/             *%

  Walter S. Huff, Jr................................ 5,118,061/(7)/         22.63%          40,000/(18)/          9.40%
  3353 Peachtree Road, N.E, Suite 1000
  Atlanta, Georgia 30326

  Charles E. Thoele.................................   115,994/(8)/             *%                 2,000             *%

  E. Leo Cooper.....................................   129,500/(9)/             *%                     0             0%

  Todd S. Mann......................................    27,248/(10)/            *%                     0             0%

  David W. Murphy...................................   275,122/(11)/            *%                     0             0%

  Douglas A.  Shamon................................   245,356/(12)/            *%                     0             0%

  All Directors and Executive Officers as a group... 8,054,951/(13)/        34.47%                66,000         31.02%

___________________
*   Represents less than 1%

/(1)/ "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes shares of Common Stock underlying options and warrants to purchase Common Stock which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentages are based upon 22,055,792 shares of Common Stock outstanding as of April 5, 1999, except for certain parties who hold presently exercisable options, convertible preferred stock or warrants to purchase Common Stock. The percentages for those parties who hold presently exercisable options, convertible preferred stock or warrants are based upon the sum of 22,055,792 shares plus the number of shares subject to presently exercisable options or warrants held by them, as indicated in the following notes. Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.
/(2)/ Such shares are owned of record by Gerdes Huff Investments, a general partnership the sole general partners of which are Messrs. Gerdes and Huff. As a result, each of Messrs. Gerdes and Huff are deemed the beneficial owner of all of such shares.
/(3)/ Includes 442,514 shares held by the Donald L. Lucas and Lygia S. Lucas Trust dated December 3, 1984, of which Mr. Donald L. Lucas is trustee; 50,675 shares held by the Donald L. Lucas Profit Sharing Trust of which Mr. Lucas is Successor Trustee; 21,481 shares held by the Donald L. Lucas Remuneration Account dated July 7, 1993; 74,074 shares held by the Donald L. Lucas, SUCC TTEE Donald L. Lucas Profit Sharing Trust which may be by acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock; and 74,000 shares which Mr. Lucas has the right to acquire pursuant to presently exercisable stock options. Excludes certain shares and shares underlying warrants with respect to which Mr. Lucas disclaims beneficial ownership which were purchased by the Richard M. Lucas Cancer Foundation, of which Mr. Lucas is the Chairman, in the Company's private placement dated September 5, 1996;

         71,500 shares which may be acquired upon the conversion of an 8% Convertible Debenture also held by the Richard M. Lucas Cancer Foundation and 74,074 shares, also held by the Richard M. Lucas Cancer Foundation, which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock.
/(4)/ Includes 3,500,001 shares held by Gerdes Huff Investments, a general partnership of which Mr. Gerdes is a general partner; 93,600 shares held by Mr. Gerdes' spouse; 94,155 shares held by Mr. Gerdes as custodian for his minor children; 50,000 shares held by the Gerdes Family Partnership LP of which Mr. Gerdes is the General Partner; and 88,888 shares which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock; and 222,396 shares purchasable pursuant to presently exercisable stock options.
/(5)/ Includes 8,857 shares held by The Becker Family Foundation; 200 shares held by Mr. Becker's spouse; 300 shares held by Mr. Becker's minor children and 16,000 shares purchasable pursuant to presently exercisable stock options. Excludes 444,444 shares which may be acquired by MMI Companies, Inc., of which Mr. Becker is Chairman and Chief Executive Officer and to which Mr. Becker disclaims beneficial ownership, in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock. Voting and investment power related to such shares rests with the investment committee of the board of directors of MMI Companies, Inc., of which Mr. Becker is not a member.
/(6)/ Includes 22,522 shares subject to presently exercisable warrants to purchase Common Stock; 14,814 shares held by George B. Caldwell, TTEE of The George B. Caldwell Trust which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock; and 28,000 shares which Mr. Caldwell has the right to acquire pursuant to presently exercisable stock options. Excludes 444,444 shares which may be acquired by MMI Companies, Inc., of which Mr. Caldwell is a member of the board of directors and to which Mr. Caldwell disclaims beneficial ownership, in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock. Voting and investment power related to such shares rests with the investment committee of the board of directors of MMI Companies, Inc., of which Mr. Caldwell is not a member.
/(7)/ Includes 3,500,001 shares held by Gerdes Huff Investments, a general partnership of which Mr. Huff is a general partner; 162,650 shares held by Laumar Investors Limited Partnership, a limited partnership of which Mr. Huff is the General Partner; 40,000 shares purchasable pursuant to presently exercisable options; 225,225 shares subject to presently exercisable warrants to purchase Common Stock; 56,300 shares held by the Larry G. Gerdes Trust of which Mr. Huff is the trustee; and 296,296 shares held by Laumar Investors Limited Partnership of which Mr. Huff is the General Partner which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock. Excludes 57,200 shares with respect to which Mr. Huff disclaims beneficial ownership and which may be acquired upon the conversion of an 8% Convertible Debenture held by the Walter S. Huff, Jr. Charitable Foundation, of which Mr. Huff's adult children are trustees.
/(8)/ Includes 11,261 shares subject to presently exercisable warrants to purchase Common Stock; 14,814 shares which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock; and 40,000 shares purchasable pursuant to presently exercisable stock options.
/(9)/ Includes 27,500 shares purchasable pursuant to presently exercisable options.
/(10)/ Include 26,500 shares purchasable pursuant to presently exercisable options.
/(11)/ Includes 68,000 shares purchasable pursuant to presently exercisable options.
/(12)/ Includes 3,000 shares held by Mr. Shamon's minor children, 2,900 shares held by Mr. Shamon's spouse and 18,750 shares subject to presently exercisable stock options.
/(13)/ Includes 561,146 shares subject to presently exercisable stock options, 259,008 shares subject to presently exercisable warrants and 488,886 shares which may be acquired in connection with the Company's November 1997 offering of Series A Convertible Preferred Stock.
/(14)/ The shares of Preferred Stock are convertible into shares of Common Stock at any time at the option of the holder. The total shares of Common Stock convertible from Preferred Stock are accounted for in the Common Stock Beneficial Ownership column of the above table. The percentages are based upon 212,800 shares of Preferred Stock outstanding as of April 5, 1999.
/(15)/ Includes 10,000 shares held by Donald L. Lucas, SUCC TTE Donald L. Lucas Profit Sharing Trust . Excludes 10,000 shares, with respect to which Mr. Lucas disclaims beneficial ownership, which are held by the Richard M. Lucas Cancer Foundation, of which Mr. Lucas is the Chairman.
/(16)/ Excludes 60,000 shares held by MMI Companies, Inc., of which Mr. Becker is Chairman and Chief Executive Officer and to which Mr. Becker disclaims beneficial ownership.
/(17)/ Includes 2,000 shares held by George B. Caldwell, TTEE of The George B. Caldwell Trust. Excludes 60,000 shares held by MMI Companies, Inc., of which Mr. Caldwell is a member of the board of directors and to which Mr. Caldwell disclaims beneficial ownership.
/(18)/ Includes 40,000 shares held by Laumar Investors Limited Partnership of which Mr. Huff is the General Partner.

                                AGENDA ITEM ONE
                             ELECTION OF DIRECTORS

  The Bylaws of Transcend currently provide that the Board of Directors shall consist of not less than one Director, subject to increase or decrease in such number within legal limits by action of the Board of Directors or Stockholders. There are presently six Directors. Each of the nominees presently serves as a Director of Transcend. Directors shall be elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

  Each of the nominees has consented to being named in this Proxy Statement and to serve as a Director of the Company if elected. In the event that any nominee withdraws, or for any reason is unable to serve as a Director, the proxies will be voted for such other person as may be designated by the Board of Directors as substitute nominee, but in no event will proxies be voted for more than six nominees. Management of the Company has no reason to believe that any nominee will not continue to be a candidate or will not serve if elected.

  Each of the following persons has been nominated by management for election to the Board of Directors to succeed themselves for a term of one year and until their successors are elected and qualified:



Donald L. Lucas........  Mr. Lucas (age 69) has served as a director of the
                         Company since December 1985 and has served as Chairman since August 1989. Mr. Lucas has been a private investor for more than 35 years. Mr. Lucas also serves on the board of directors of Cadence Design Systems, Inc.; Coulter Pharmaceutical, Inc.; Macromedia, Inc.; Oracle Corporation; and Tricord Systems, Inc.

B. Frederick Becker....  Mr. Becker (age 52) has served as a director of the
                         Company since December 1997. Mr. Becker has been Chairman and Chief Executive Officer of MMI Companies, Inc., a company engaged in the business of healthcare risk management for more than 20 years, since joining MMI Companies in 1985. Mr. Becker was initially Vice President, then President and CEO of Ideal Mutual Insurance Company and Optimum Companies from 1982 through 1984; and President of McDonough Caperton Benefits Group from 1977 to 1982. Mr. Becker has also served as Assistant Tax Commissioner and Workers' Compensation Commissioner for the State of West Virginia from 1974 to 1977, following his experience as a practicing lawyer in Pennsylvania.

George B. Caldwell.....  Mr. Caldwell (age 68) has served as a director of the
                         Company since May 1995. Since 1989, Mr. Caldwell has served as the Chairman of the Collier Company, a healthcare consulting company in Chicago, Illinois. Prior to 1989, Mr. Caldwell served as President and Chief Executive Officer of Lutheran General HealthSystem in Park Ridge, Illinois from 1979 to 1989; and as President and Chief Executive Officer of The Greater Southeast Community Hospital Foundation of Washington, D.C. from 1972 to 1979. From 1961 to 1972, Mr. Caldwell served as President and Chief Executive Officer of Lake Forest Hospital, Lake Forest, Illinois. Mr. Caldwell is a Director of MMI Companies, Inc.

Larry G. Gerdes........  Mr. Gerdes (age 50) has served as a director of the
                         Company since June 1985 and as its President and Chief Executive Officer since May 1993. From 1991 to 1993, Mr. Gerdes was a private investor and from May 1992 until January 1995, Mr. Gerdes was the Chairman of the Board of Directors of the former Transcend Services, Inc. For the five years prior to 1991, Mr. Gerdes held various executive positions with HBO & Company, a provider of information services to the healthcare industry, including Chief Financial Officer and Executive Vice President. Mr. Gerdes also serves as a Director of Delphi Information Systems, Inc.

Walter S. Huff, Jr. ...  Mr. Huff (age 64) has served as a director of the
                         Company since October 1993. Mr. Huff was the founder of HBO & Company, a provider of information services to the healthcare industry and served as its Chairman from 1974 until 1990 and Chief Executive Officer from 1974 to 1984 and from 1986 until 1989. Since 1990, Mr. Huff has been a private investor.

Charles E. Thoele......  Mr. Thoele (age 63) has served as a director of the
                         Company since October 1993. Mr. Thoele has been a consultant to Sisters of Mercy Health Systems since February 1991. From 1986 to February 1991, he served as a director and the Chief Operating Officer of Sisters of Mercy Health Systems. Mr. Thoele is past Chairman of the Catholic Hospital Association.

  No Director or Executive Officer of Transcend is related to any other Director or Executive Officer of Transcend.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with.

  Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report monthly to the Assistant Secretary of the Company as to whether any transactions in the Company's securities occurred during the previous month.

        MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Company's Board of Directors has two standing committees: the Audit and Finance Committee and the Stock Option and Compensation Committee. The Board of Directors does not have a standing Nominating Committee, such function being reserved to the full Board of Directors. The Audit and Finance Committee (the "Audit Committee") of the Board of Directors, comprised of Messrs. Lucas and Caldwell, reviews Transcend's audit procedures and reports from Transcend's independent public accountants. The Stock Option and Compensation Committee (the "Compensation Committee"), comprised of Messrs. Becker, Huff and Thoele, acts as administrator of Transcend's stock option plan and makes recommendations concerning the establishment of additional employee benefit plans and compensation for Transcend's executive officers. The Audit and Finance Committee held one meeting in the twelve months ended December 31, 1998. The Stock Option and Compensation Committee held one meeting and acted nine times by unanimous consent in the twelve months ended December 31, 1998.

  The Board of Directors held four meetings and acted by unanimous consent on
twelve occasions during the twelve months ended December 31, 1998.   During
fiscal 1998, each Director attended 100% of the total number of meetings of the Board of Directors and committees on which he served.

                              EXECUTIVE OFFICERS

 The executive officers of the Company are as follows:

     NAME                AGE   POSITION WITH THE COMPANY
     ----                ---   -------------------------

  Larry G. Gerdes......   50   President, Chief Executive Officer and Director
  E. Leo Cooper........   53   Executive Vice President, Sales & Marketing
  David W. Murphy......   41   Executive Vice President, Operations
  Douglas A.  Shamon...   37   Executive Vice President; Chief Financial Officer;
                               Secretary and Treasurer

  Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company. Executive officers will devote their full time to the affairs of the Company. See "Election of Directors" for information with respect to Larry G. Gerdes.

  Mr. Cooper has served as Executive Vice President, Sales and Marketing since January 1997 and as a member of the Executive Operating Group since February 1999. Mr. Cooper joined Transcend in January 1997 from First Image, a First Data Corporation company where he served in the positions of Executive Vice President of Sales and Executive Vice President General Manager of the Data Output Division from January 1993 to January 1997. Mr. Cooper was responsible for outsourcing services such as microfilm; CD-Rom; laser printing and printing of statements. Prior to First Data, Mr. Cooper served as Senior Vice President, Sales for International Banking Technologies ("IBT") from 1989 to 1992. IBT was acquired by First Data Corporation. From 1982 to 1987, Mr. Cooper was with Recognition Equipment, Inc. in the positions of District Sales Manager, Regional Sales Manager and Vice President, National Sales Manager. Prior to REI, Mr. Cooper spent eleven years with Xerox Corporation in a number of field and staff senior management positions.

  Mr. Murphy has served as Executive Vice President since May 1997 and as a member of the Executive Operating Group since February 1999. Mr. Murphy joined the Company in September 1994 as Vice-President of Acquisitions and served as Chief Financial Officer from May 1995 to July 1997. Prior to joining the Company, Mr. Murphy was a founder and General Partner of an investment company, Spectra Partners, Inc., from 1988 to 1994. Prior to 1988, Mr. Murphy served in various financial, operating and mergers and acquisition positions with companies such as Hutchinson SA (France) from 1984 to 1988, First Boston in 1983 and International Paper Company from 1980 to 1982.

  Mr. Shamon has served as Executive Vice President and Chief Financial Officer since July 1997, and as Secretary and Treasurer since September 1997. Mr. Shamon has also served as a member of the Executive Operating Group since February 1999. From 1992 until joining the Company in July, 1997, Mr. Shamon held various senior financial management positions with Medaphis Corporation, most recently as Executive Vice President/Chief Financial Officer in the Physician Services Division. Mr. Shamon has also held senior financial management positions in the Hospital Division at Medaphis. Mr. Shamon, who is also a CPA, began his career in public accounting with positions at Peat, Marwick Mitchell & Company and Arthur Andersen & Co.

                            EXECUTIVE COMPENSATION

  The table below provides certain summary information for the fiscal years ended December 31, 1998, 1997 and 1996 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1998 (the "Named Executive Officers.")


                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                     ANNUAL COMPENSATION           SECURITIES
                                                 --------------------------        UNDERLYING
NAME AND PRINCIPAL POSITION                      YEAR  SALARY ($) BONUS ($)     OPTIONS/SAR'S (#)
---------------------------                      ----  ---------  ---------     -----------------

Larry G. Gerdes...............................   1998    $220,000    $ --              22,000
  President and Chief Executive                  1997    $220,089    $ --                  --
  Officer                                        1996    $210,115    $ --                  --

E. Leo Cooper (1).............................   1998    $180,000    $ --              17,000
  Executive Vice President, Sales &              1997    $176,678    $ --              80,000
  Marketing...................................

Todd S. Mann..................................   1998    $170,000    $ --              17,000
  Executive Vice President, Installation         1997    $168,989    $ --              23,000
   And Engineering............................   1996    $ 38,809    $ --              40,000

David W. Murphy...............................   1998    $170,000    $ --              17,000
  Executive Vice President, Operations........   1997    $141,333    $ --              20,000
                                                 1996    $120,000    $ --              10,000

Douglas A. Shamon (2).........................   1998    $150,000    $ --              17,000
  Executive Vice President, Chief Financial...   1997    $ 60,229    $ --              75,000
  Officer, Secretary

(1)  Mr. Cooper joined the Company in January 1997.
(2)  Mr. Shamon joined the Company in July 1997.

                     Option/SAR Grants in Last Fiscal Year

  The following table sets forth information regarding individual grants of options for Transcend Common Stock during the twelve months ended December 31, 1998 to each of the executive officers named in the Summary Compensation Table above. All such grants were made pursuant to the Transcend Services, Inc. 1992 Stock Option Plan, as amended (the "1992 Stock Option Plan"). In accordance with the rules of the Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of Transcend Common Stock and overall market condition. There can be no assurance that the potential realizable values shown in this table will be achieved.

                     Option/SAR Grants in Last Fiscal Year
                     -------------------------------------

                                                                                                      Potential Realizable
                                                                                                            Value At
                                                   % of Total                                         Assumed Annual Rates
                                  Number of       Options/SAR's                                          of Stock Price
                                  Securities       Granted to    Exercise                                 Appreciation
                                  Underlying       Employees      or Base                              for Option Term (3)
                                 Options/SAR's     in Fiscal      Price            Expiration         --------------------
Name                             Granted (#)(1)     Year (2)     ($/Share)            Date             5%             10%
-----------------------------    -------------      -------      --------           --------          ----           -----

Larry G. Gerdes (4)                    22,000          4.0%         $2.875          01/22/08         $39,778        $100,804

E. Leo Cooper (5)                      12,000          3.1%         $2.875          01/22/08         $21,697         $54,984
                                        5,000                       $3.125          03/25/08          $9,826         $24,902

Todd S. Mann (6)                       17,000          3.1%         $2.875          01/22/08         $30,737         $77,894

David W. Murphy (7)                    17,000          3.1%         $2.875          01/22/08         $30,737         $77,894

Douglas A. Shamon (8)                  15,000          3.1%         $2.875          01/22/08         $27,121         $68,730
                                        2,000                       $3.125           3/25/08          $3,931          $9,961

_______________


(1) Stock options are granted with an exercise price equal to the fair market value of the Transcend Common Stock on date of grant.
(2) Transcend granted options to purchase 544,000 shares to all directors, officers, and employees in the 12 months ended December 31, 1998.
(3) The 5% and 10% assumed rates of annual compound stock appreciation are mandated by rules of the Commission and do not represent Transcend's estimate or projection of future prices for Transcend Common Stock.
(4) Mr. Gerdes was granted 22,000 options on January 22, 1998. These options are vested after 7 years. The vesting period is accelerated if the market price of Transcend's stock equals or exceeds $15.00 per share for 20 consecutive trading days before April 1, 2000.
(5) Mr. Cooper was granted 12,000 options on January 22, 1998 and 5,000 options on March 25, 1998. These options are vested after 7 years. The vesting period is accelerated if the market price of Transcend's stock equals or exceeds $15.00 per share for 20 consecutive trading days before April 1, 2000.
(6) Mr. Mann was granted 17,000 options on January 22, 1998. These options are vested after 7 years. The vesting period is accelerated if the market price of Transcend's stock equals or exceeds $15.00 per share for 20 consecutive trading days before April 1, 2000.
(7) Mr. Murphy was granted 17,000 options on January 22, 1998. These options are vested after 7 years. The vesting period is accelerated if the market price of Transcend's stock equals or exceeds $15.00 per share for 20 consecutive trading days before April 1, 2000.
(8) Mr. Shamon was granted 15,000 options on January 22, 1998 and 2,000 options on March 25,1998. These options are vested after 7 years. The vesting period is accelerated if the market price of Transcend's stock equals or exceeds $15.00 per share for 20 consecutive trading days before April 1, 2000.

  The following table presents information regarding options exercised by the Named Executive Officers during fiscal 1998 and the value of options outstanding at December 31, 1998.

  AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR END OPTION VALUES

 There were no options exercised by the Named Executive Officers during fiscal 1998.

                           FY-End Option/SAR Values
                           ------------------------

                                              Number of
                                              Securities       Value of
                                              Underlying      Unexercised
                                             Unexercised     In-the-Money
                                             Options/SAR's   Options/SAR's
      Name                                    at FY-End       at FY-End
      ----                                    ---------       ---------

      Larry G. Gerdes        Exercisable        222,396            $0
                             Unexercisable       22,000            $0
      E. Leo Cooper          Exercisable         27,500            $0
                             Unexercisable      119,500            $0
      Todd S. Mann           Exercisable         26,500            $0
                             Unexercisable       53,500            $0
      David W. Murphy        Exercisable         68,000            $0
                             Unexercisable       89,000            $0
      Douglas A. Shamon      Exercisable         18,750            $0
                             Unexercisable      103,250            $0

Compensation of Directors

  The Company paid cash fees to each director who is not an executive officer of Transcend in fiscal 1998 in the amount of $8,000. In addition, each person who first becomes a non-employee director is granted, as of the date such person becomes a director of Transcend, options to purchase 10,000 shares of Transcend's Common Stock at the current market price.

  Each non-employee director also will be granted options to purchase 6,000 shares of the Transcend's Common Stock, except the Chairman, who will be granted options to purchase 9,000 shares, upon election or re-election at the annual stockholders' meeting, provided they have served on the board a minimum of six months. The options have an exercise price equal to the fair market value on the date of grant and a term of 10 years.

Compensation Committee Interlocks and Insider Participation

  The Stock Option and Compensation Committee of the Board of Directors for 1998 was comprised of Walter S. Huff, Jr., Charles E. Thoele, and B. Frederick Becker. None of the members of the Stock Option and Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during fiscal 1998.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  For information regarding transactions between the Company and Walter S. Huff, Jr. or Charles E. Thoele or B. Frederick Becker, see "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

  On March 23, 1999 the Company sold 500,000 unregistered shares of Transcend Common Stock to certain executive officers at the then current market value. In connection with the sales, the executive officers issued promissory notes to the Company. The notes have an interest rate of 5%. Interest is payable annually with the principal due on March 31, 2004. The loans are secured by pledges of Transcend Common Stock.

                         Number of Shares       Number of Shares
     Executive Officer       Purchased        Pledged As Security    Amount of Note
     -----------------   ----------------     -------------------    --------------

     E. Leo Cooper            100,000               100,000             $124,000
     David W. Murphy          200,000               200,000             $248,000
     Douglas A. Shamon        200,000               200,000             $248,000
                              -------               -------             --------
                              500,000               500,000             $620,000


  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of Compensation Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

  REPORT OF STOCK OPTION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  During fiscal 1998, the Stock Option and Compensation Committee of the Board of Directors was comprised of three non-employee members of the Board: Walter S. Huff, Jr., Charles E. Thoele and B. Frederick Becker. The Stock Option and Compensation Committee establishes the general compensation policy for all executive officers of the Company and administers the incentive plans, including the 1992 Stock Option Plan, as Amended and Restated and the bonus program for executive officers. The Stock Option and Compensation Committee also is responsible for reviewing executive officer compensation levels and evaluating management performance. The discussion set forth below is a report submitted by the Stock Option and Compensation Committee regarding the Company's compensation policies and programs for executive officers for 1998.

Stock Option and Compensation Committee Philosophy

  The Company's executive compensation program is designed to reward outstanding performance and results. The Stock Option and Compensation Committee believes the Company must pay competitively to attract, motivate and retain qualified executives. Moreover, in order to align their interests with the stockholders of the Company and maximize stockholder value, the Stock Option and Compensation Committee also believes that the Chief Executive Officer and the Company's other executive officers should be significantly influenced by Transcend's as well as individual performance.

  In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success. As such, the Company attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance.

  To accomplish these objectives, the Stock Option and Compensation Committee has structured the executive compensation program with three primary underlying components: base salary, performance incentives and long-term incentives (such as stock options). The following sections describe these elements of compensation and discuss how each component relates to the Company's overall compensation philosophy.

Base Salary Program

  The Company's base salary program is based on a philosophy of providing base pay levels that are competitive with similarly situated companies in the healthcare industry. The Company periodically reviews its executive pay levels to assure consistencies with the external market. Annual salary adjustments are based on several factors including the general level of market salary increases, individual performance and long-term value to the Company, competitive base salary levels and the Company's overall financial and operating results.

Performance Bonuses

  Performance bonuses are intended to (i) reward executive officers based on Company and individual performance, (ii) motivate executive officers, and (iii) provide pay-for-performance cash compensation opportunities to executive officers of the Company. Accordingly, a portion of the executives' compensation is contingent upon corporate performance and adjusted where appropriate, based on an executives' performance against personal performance objectives. In 1998, all of the executive officers of the Company were eligible for bonuses; however, in light of the Company's overall performance, no bonuses were awarded to the executive officers during fiscal 1998.

Long-Term Incentives

  Long-term incentives are designed to focus the efforts of executive officers on the long-term goals of the Company and to maximize total return to the stockholders of the Company. The Stock Option and Compensation Committee has relied solely on stock option awards to provide long-term incentive opportunities. Stock options align the interest of executive officers with the stockholders of the Company by providing value to the executive officers through stock price appreciation only. Stock options issued by the Company generally have a ten-year term before expiration, are exercisable over a number of years from the date of grant and executives must be employed by the Company at the time of vesting in order to exercise the options. The Stock Option and Compensation Committee believes that dependence on stock options for a portion of executives' compensation more closely aligns such executives' interests with those of the Company's stockholders, since the ultimate value of such compensation is linked directly to stock price.

Fiscal 1998 Actions

  The compensation for the Chief Executive Officer for fiscal 1998 was determined in the manner described above and no particular quantitative measures were used by the Stock Option and Compensation Committee in determining his compensation except as so described.

  In fiscal 1998 the following executive officers of the Company were granted incentive stock options. The stock options were granted at fair market value on the date of grant.


                                               Number of
              Executive Officer             Options Granted
              -----------------             ---------------

              Larry G. Gerdes................    22,000
              E. Leo Cooper..................    17,000
              Todd S. Mann...................    17,000
              David W. Murphy................    17,000
              Douglas A. Shamon..............    17,000
                                                 ------
                                                 90,000


  These options are vested after 7 years. The vesting period is accelerated if the market price of Transcend's stock equals or exceeds $15.00 per share for 20 consecutive trading days before April 1, 2000. These grants were intended to further motivate management to make meaningful and rapid improvements in the operating results of the Company.

  On January 11, 1999, stock options were granted to the following executives. The stock options were granted at fair market value on the date of grant.


                                                 Number of
              Executive Officer               Options Granted
              -----------------               ---------------

              E. Leo Cooper.....................   50,000
              David W. Murphy...................   50,000
              Douglas A. Shamon.................   30,000
                                                   ------
                                                  130,000

  The Stock Option and Compensation Committee continually evaluates the Company's compensation policies and procedures with respect to executives. Although the Stock Option and Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's stockholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                  Walter S. Huff, Jr.
                                  Charles E. Thoele
                                  B. Frederick Becker

                     STOCKHOLDER RETURN PERFORMANCE GRAPH

  Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Composite Index and the Nasdaq Health Services Index for the period commencing on December 31, 1993 and ending December 31, 1998. The graph assumes that the value of the investment in the Company's Common Stock in each index was $100 on December 31, 1993. The Company has not paid any cash dividends on Common Stock.

               Comparison of Five-Year Cumulative Total Returns

Prepared by the Center for Research in Security Prices
Produced on 3/9/99 including data to 12/31/98


                             [GRAPH APPEARS HERE]

CRSP Total Returns Index for:         12/1993  12/1994  12/1995  12/1996  12/1997  12/1998
----------------------------          -------  -------  -------  -------  -------  -------
Transcend Services, Inc.                100.0    54.0    184.0    168.0     79.0     62.0
Nasdaq Stock Market (US Companies)      100.0    97.8    138.3    170.0    208.3    293.5
Nasdaq Health Services Stocks           100.0   107.3    136.1    135.9    138.5    118.8
SIC 8000-8099 US & Foreign

Notes:
  A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
  B. The indexes are reweighed daily, using the market capitalization on the previous trading day.
  C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
  D. The index level for all series was set to $100.00 on December 31, 1993.

                                AGENDA ITEM TWO

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP served as the independent public accountants for the fiscal year ended December 31, 1998, and upon the recommendation of the Audit Committee, the Board of Directors has selected Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999. The Board of Directors recommends that such appointment be ratified.

  Representatives of Arthur Andersen LLP are expected to be present at the meeting and shall have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

                           PROPOSALS BY STOCKHOLDERS

  Proposals by stockholders intended to be presented at the 2000 Transcend annual meeting (to be held in the Spring of 2000) must be forwarded in writing and received at the principal executive office of Transcend no later than December 11, 1999 directed to the attention of the Secretary, for consideration for inclusion in the Transcend's proxy statement for the annual meeting of
stockholders to be held in 2000.   Any such proposals must comply in all
respects with the rules and regulations of the Securities and Exchange
Commission.

  In connection with the Company's Annual Meeting of Shareholders to be held in 2000, if the Company does not receive notice of a matter or proposal to be considered by February 24, 2000; then the persons appointed by the Board of Directors to act as the proxies for such Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the Annual Meeting, if such matter or proposal is properly raised at the Annual Meeting and put to a vote.

                          ANNUAL REPORT ON FORM 10-K

  Additional information concerning the Company, including financial statements of the Company, is provided in the Company's Form 10-K for the fiscal year ended December 31, 1998. Copies of the Company's Form 10-K and exhibits filed with the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, are available to stockholders who make written request therefor to the Company's Secretary, 3353 Peachtree Road, N.E., Suite 1000, Atlanta, Georgia 30326.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter should come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment of what is in the best interests of the Company.


                                        By Order of the Board of Directors

                                        Donald L. Lucas, Chairman of the Board


Atlanta, Georgia
April 9, 1999

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                          OF TRANSCEND SERVICES, INC.
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 11, 1999

     The undersigned hereby appoints Larry G. Gerdes and Doug Shamon, or either of them, with full power of substitution as proxies and attorneys-in-fact to represent and to vote, as designated on the reverse hereof, the common stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 11, 1999, at the Swisshotel, 3391 Peachtree Road NE Atlanta, Georgia, 30326 at 10:00 a.m. local time and at any adjournment thereof, on the matters set forth below:

 1. To elect six Directors for a term of one year and until their successors are elected and qualified:

     [_] For All Nominees Listed Below (except as instructed below). George B. Caldwell, B. Frederick Becker, Larry G. Gerdes, Walter S. Huff, Jr., Donald L. Lucas, Charles E. Thoele

     [_]  WITHHOLD AUTHORITY to vote for those Nominees listed below

          ______________________________________________________________________

 2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the year ending December 31, 1999.


     [_] FOR        [_] AGAINST        [_] ABSTAIN

 3. In their discretion, upon such other matter or matters as may properly come before the meeting or any adjournment thereof.

  The shares represented by this proxy card will be voted as directed above. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                    -------------------------------------------
                                    Signature of Stockholder

                                    -------------------------------------------
                                    Signature of Stockholder

                                    Dated:
                                           ------------------------------------

                                    Important: Sign exactly as your name
                                    appears above. Give full title of
                                    executor, administrator, trustee,
                                    guardian, etc. Joint owners should each
                                    sign personally.